GulfMark Offshore, Inc.
                    5 Post Oak Park, Suite 1170
                    Houston, Texas 77027-3414

                         PRESS RELEASE
                     FOR IMMEDIATE RELEASE

   GULFMARK OFFSHORE ANNOUNCES OFFER TO SELL $130,000,000
                       SENIOR NOTES DUE 2008


     Houston, Texas, (May 12, 1998) - GulfMark Offshore, Inc. (NASDAQ: GMRK) announced today it will offer to sell $130 million principal amount of Senior Notes due 2008. Closing is expected to occur in June 1998. Net proceeds to the Company after costs of the transaction will be used to repay in full all indebtedness of the Company under its existing credit facilities, and to the extent net proceeds are available, for general corporate purposes, including a portion of the capital expenditures associated with vessels currently under construction. In conjunction with the sale of the Senior Notes, the Company will obtain a new credit facility from its banks. The Senior Notes will be issued pursuant to a 144A private placement. The Senior Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

     GulfMark Offshore, Inc. provides marine transportation services to the energy industry with a fleet of thirty-four
(34) offshore support vessels primarily in the North Sea, Southeast Asia and Brazil.


Contact:   Frank R. Pierce, Executive Vice President
           (713) 963-9522